UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2019

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 432-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K fıling is intended to simultaneously satisfy the fıling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 30, 2019, American Eagle Outfitters, Inc. (the “Company”) entered into asset-based credit facilities (the “Credit Facilities”) evidenced by, among other documents, an amended and restated credit agreement (the “Credit Agreement”) among the Company, as borrower, certain of its domestic and Canadian subsidiaries, as co-borrowers or guarantors, the lenders party thereto (“Lenders”), PNC Bank, National Association (“PNC”), in its capacity as administrative agent (the “Agent”), PNC Capital Markets, LLC, Wells Fargo Bank, National Association, and JPMorgan Chase Bank, N.A., as joint bookrunners and joint lead arrangers, and certain other parties and agents. The Credit Agreement provides for an amended and restated senior secured asset-based revolving credit facility, including revolving loans and letters of credit, pursuant to which the Lenders from time to time will lend to and the issuing banks will issue letters of credit for the account of the Company and certain of its subsidiaries in the aggregate amount of up to $400 million, which includes a swing line loan revolving facility, a Canadian revolving facility, and letter of credit facilities. The Credit Facilities also include an uncommitted incremental feature (accordion) that could increase the aggregate principal amount up to an additional $150 million.

The Company and its domestic and Canadian subsidiaries, other than certain excluded subsidiaries, have granted to the Agent (for the benefit of the Lenders and other secured parties), as collateral security for the obligations under the Credit Facilities, banking service agreements (including specified commercial letter of credit agreements) and swap agreements, security interests in their respective inventory, accounts receivable, credit card receivables, certain deposit accounts and investment property and other related personal property (in the case of the Canadian subsidiaries, solely to secure obligations under the Canadian credit facilities), and to further secure such obligations, certain domestic subsidiaries have agreed to grant mortgages and assignments of rent in certain real estate consisting of the principal executive offices and distribution centers of the Company and its domestic subsidiaries. The Credit Facilities will be used to provide funds for general corporate purposes and working capital needs of the Company and its subsidiaries.

The Credit Agreement amends and restates a credit agreement dated December 2, 2014 (the “Prior Credit Agreement”), among the Company and certain of its subsidiaries as borrowers, each lender from time to time party thereto, and JPMorgan Chase, N.A. (“JPMorgan”) as administrative agent for the lenders, and certain other parties and agents. JPMorgan has resigned as administrative and collateral agent under the Prior Credit Agreement, and the Agent has been appointed as successor administrative agent, under a resignation and appointment of agent agreement, dated January 30, 2019, among JPMorgan as resigning agent, Agent as successor agent, and the lenders and borrowers party to the Prior Credit Agreement.

Borrowings under the Credit Agreement accrue interest at the election of the Company at an adjusted LIBO rate plus an applicable margin (ranging from 1.125% to 1.375%) or an alternate base rate plus an applicable margin (ranging from 0.125% to 0.375%), each such rate being based on average borrowing availability under the Credit Facilities. Interest shall be payable quarterly and at the end of each applicable interest period for borrowing at such adjusted LIBO rate. A commitment fee equal to 0.20% per annum on the unused portion of the aggregate commitments is payable quarterly in arrears.

The Credit Agreement matures on January 30, 2024, and requires compliance with conditions precedent that must be satisfied prior to any borrowing as well as ongoing compliance with certain representations and warranties and affirmative and negative covenants, in many cases subject to a material adverse effect in respect to the Company and its restricted subsidiaries, taken as a whole. The Credit Agreement also contains various information and reporting requirements, and provides for various customary fees to be paid by the Company.

The Credit Agreement contains customary events of default. An event of default may cause the applicable interest rate and fees to increase by 2.0% per annum.

The foregoing is intended only to be a summary of the Credit Agreement and is qualified in its entirety by the Credit Agreement, which is attached as Exhibit 10.1 and is incorporated by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated January 30, 2019, among American Eagle Outfitters, Inc., as borrower, certain of its domestic and Canadian subsidiaries, as co-borrowers or guarantors, the lenders party thereto, PNC Bank, National Association, in its capacity as administrative agent, PNC Capital Markets, LLC, Wells Fargo Bank, National Association, and JPMorgan Chase Bank, N.A., as joint bookrunners and joint lead arrangers, and certain other parties and agents (portions of this Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the United States Securities and Exchange Commission).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.

Date: February 5, 2019	By:	/s/ Robert L. Madore
Robert L. Madore
Executive Vice President, Chief Financial Officer

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